Exhibit 10.1

May 2, 2018

Olivier Rabiller

Z.A. La Piece 16

Rolle, VD, 1180

CHE

Re:     Offer Letter

Dear Olivier:

I am pleased to confirm our offer to you to become the President and Chief Executive Officer of TS SPINCO (the “Company”), Honeywell International Inc.’s (“Honeywell”) Transportation Systems business that is expected to be spun-off as an independent public company on or about June 30, 2018 (the actual spin-off date is hereinafter referred to as the “Separation Date”). This offer is contingent on a successful completion of the spin. The Company will initially be based in Rolle, Switzerland. The effective date of your new role will be the Separation Date, subject to the terms and conditions of this offer letter.

In connection with your new role, you will be entitled to the following compensation and benefits package:

COMPENSATION

Base Salary: As of the Separation Date, your annual base salary will be increased to CHF 870,000. After the Separation Date, your base salary shall be adjusted by the Company’s Board of Directors from time to time.

Annual Incentive Compensation From the Company: Your initial target incentive compensation opportunity with the Company will be 100% of your annual cash base salary earnings during the year. Incentive compensation awards are paid in the first quarter of the following year.

For the full 2018 performance year, your incentive compensation award shall be paid entirely by the Company (i.e., no pro-rated incentive award shall be paid by Honeywell). For 2018, your incentive compensation award will be prorated based on the number of days your target incentive was 97.5%, and the number of days your target incentive will be 100%.

Annual Long-Term Incentive Awards From the Company: You will be eligible for annual equity awards with an initial target of 325% of your Base Salary. The size and mix of future awards will be determined by the Company’s Board of Directors. The terms of all long-term incentive awards will be governed by the terms of the applicable stock plan and the relevant award agreements.

Honeywell Growth Plan Units: The liability for the second tranche of your award for the 2016-2017 Growth Plan performance cycle shall be paid out in the normal course during the first quarter of 2019. You understand and acknowledge that Honeywell may assign the liability for such amount to the Company and you agree and acknowledge that any such payments received from the

Company shall be in full satisfaction of Honeywell’s liability for such payments.

Transportation Systems Retention Program: The liability for the second tranche of your award under the 2016 TS Retention Program shall be paid out in the normal course during the first quarter of 2019. You understand and acknowledge that Honeywell may assign the liability for such amount to the Company and you agree and acknowledge that any such payments received from the Company shall be in full satisfaction of Honeywell’s liability for such payments.

Vested Honeywell Stock Options: You will retain any vested Honeywell stock options. Notwithstanding anything in the Stock Incentive Plan of Honeywell International Inc. and its Affiliates (the “Stock Incentive Plan”) and governing award agreements to the contrary, you will have the original full remaining term to exercise such vested stock options.

Unvested Honeywell Stock Options: Any Honeywell stock options that were granted prior to 2018 and have not vested as of Separation Date shall be replaced with Company restricted stock units. Such Company restricted stock units shall vest on the same dates as the underlying unvested Honeywell stock options that were replaced.

2018 Honeywell Stock Options: Honeywell stock options granted in 2018 that have not vested as of Separation Date shall be replaced with Company restricted stock units at their original grant date value (i.e., the Black-Scholes value). Such Company restricted stock units shall vest on the same dates as the underlying unvested 2018 Honeywell stock options that were replaced.

Honeywell Time-Based Restricted Stock Units: Except for Honeywell time-based restricted stock units scheduled to vest in July 2018, any unvested Honeywell time-based restricted stock units shall be replaced with Company restricted stock units. Such Company restricted stock units shall vest on the same schedule as if they had remained Honeywell restricted stock units. Any time-based Honeywell restricted stock units scheduled to vest in July 2018, shall remain with Honeywell and vest in accordance with the current vesting schedule.

Honeywell Performance-Based Restricted Stock Units: Your unvested 2016 Honeywell performance-based restricted stock units shall be replaced with Company restricted stock units at a value determined by using Honeywell’s relative TSR over a truncated performance period ending immediately prior to the Separation Date. Such Company restricted stock units shall vest on the same schedule as if they had remained Honeywell performance-based restricted stock units.

Honeywell Performance Plan Stock Units: Your Honeywell Performance Plan stock units for the 2017-2019 performance cycle shall be replaced with Company restricted stock units based upon the then latest estimate of Honeywell performance for the 2017-2019 performance cycle. Such Company restricted stock units shall vest on the same schedule as if they had remained Honeywell

Performance Plan stock units. Your Honeywell Performance Plan stock units for the 2018-2020 performance cycle shall be forfeited.

Sign-On Long-Term Incentive Awards From the Company: You will be granted $4,300,000 USD worth of Company restricted stock units as of the Separation Date as a “founder’s grant.” These restricted stock units will vest 50% in Year 3 and 50% in Year 4, assuming you are still employed by the Company as of such date. The “founders grant” is expressly conditioned on the successful spin-off of Honeywell Transportation Systems as an independent public company.

For purposes of this offer letter, unless otherwise noted, whenever Honeywell equity awards are being converted into Company equity awards, such conversion shall be based on (i) the “regular-way” closing price of Honeywell common stock on the last trading day immediately prior to the Separation Date, and (ii) the “when-issued” closing price of Company common stock on the last trading day immediately prior to the Separation Date.

OTHER EXECUTIVE BENEFITS

You will also be entitled to the following Executive Benefits:

•	Welfare and Retirement: As provided to other employees of the Company (to be determined).

•	Vacation: As provided to other senior executives of the Company (to be determined).

•	Executive Severance: You will receive 24 months of base salary continuation and incentive compensation (at target) in the event of your involuntary termination of employment (other than for cause). In the event of your involuntary termination of employment (other than for cause) within 2 years of a change in control of the Company, 36 months shall be substituted for 24 months.

STOCK OWNERSHIP GUIDELINES FOR COMPANY OFFICERS

As an Executive Officer of the Company, you will be required to hold a multiple of your annual base salary in Company shares (to be determined by the Company) in accordance with the Company’s Stock Ownership Guidelines.

INTELLECTUAL PROPERTY AND NON-COMPETITION AGREEMENTS

As a condition of this employment offer, you will be required to execute, in a form substantially similar to the corresponding Honeywell agreements, (i) the Company’s intellectual property agreement (“IP Agreement”), and (ii) the Company’s noncompete agreement for senior executives (“Noncompete Agreement”), prior to the Separation Date.

AGREEMENT TO TRANSFER

As you are aware, Honeywell has announced its intention to spin-off it’s Transportation Systems business in the summer of 2018. By accepting this position, you are acknowledging and consenting to the anticipated spin-off of the Transportation Systems business by Honeywell. Therefore, you agree that the position you have accepted is dedicated to the Company and, as a result, could trigger the transfer of your employment contract. Accordingly, you agree that you (i) will not claim constructive dismissal from Honeywell, (iii) will not assert any rights under (A) the Acquired Right Directive, or (B) any local implementing laws or similar provisions to that effect, with respect to any transfer of your employment contract, and (iii) have been fully informed of the terms and conditions of your employment incident to the spin-off of Honeywell’s Transportation Systems business, and that those terms and conditions may change if and when that business becomes an independent public company.

ACCEPTANCE OF OFFER

Please indicate your acceptance of this offer by electronically signing this offer letter via DocuSign.

Olivier, we are excited to be extending this offer to you and look forward to your anticipated success with the Company.

If you have any questions or need any further information about our offer, please contact me directly.

Congratulations,

Darius Adamczyk

President & Chief Executive Officer

Honeywell International Inc.

Read and Accepted:

/s/ Olivier Rabiller	May 2, 2018
OLIVIER RABILLER	Date

All businesses experience changing conditions. Accordingly, we reserve the right to change work assignments, reporting relationships and staffing levels to meet business needs. There is no guarantee of employment for any specific period.